News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release	Immediately
Date	August 2, 2023
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three and Six Months Ended June 30, 2023
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three and six months ended June 30, 2023.
“Public Storage’s industry-leading platform was evident during the second quarter, with record customer move-in volume growth of 13.6%, stabilized same store NOI growth of 6.6%, and non-same store lease-up NOI growth of 20%. These factors led to an increase in our outlook for the back half of the year,” said Joe Russell, President and Chief Executive Officer. “We continue to invest in the industry’s leading digital platform and our operating model, while enhancing and growing our portfolio. As evidenced by our recent $2.2 billion Simply Self Storage acquisition, we remain uniquely positioned to deliver growth and value to our stakeholders.”
Highlights for the Three Months Ended June 30, 2023
•Reported net income allocable to common shareholders of $3.00 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.28 per diluted share, an increase of 7.3% relative to the same period in 2022. Core FFO per diluted share increased 11.5% compared to the same period in 2022, excluding the contribution from our equity investment in PS Business Parks, Inc., which we sold in July 2022.
•Increased Same Store (as defined below) direct net operating income by 6.2%, resulting from a 6.3% increase in Same Store revenues.
•Achieved 80.3% Same Store direct net operating income margin.
•Acquired eleven self-storage facilities with 0.9 million net rentable square feet for $144.0 million. Subsequent to June 30, 2023, we acquired or were under contract to acquire eleven self-storage facilities with 0.8 million net rentable square feet, for $118.2 million. In addition, on July 24, 2023, we entered into a definitive agreement with Blackstone Real Estate Income Trust, Inc. (“BREIT”) to acquire BREIT Simply Storage LLC, a self-storage company that owns and operates 127 self-storage facilities (9.4 million square feet) and manages 25 self-storage facilities (1.8 million square feet) for third parties, for a cash acquisition price of $2.2 billion (the “Simply Acquisition”).
•Completed various expansion projects with 0.2 million net rentable square feet costing $19.1 million. At June 30, 2023, we had various facilities in development and expansion with 4.8 million net rentable square feet estimated to cost $1.0 billion.
•On July 24, 2023, in connection with the Simply Acquisition, issued $2.2 billion of unsecured senior notes in 2-, 5.5-, 10-, and 30-year tranches bearing annual rates of Compounded SOFR + 0.60%, 5.125%, 5.100%, and 5.350%, respectively.

Operating Results for the Three Months Ended June 30, 2023
For the three months ended June 30, 2023, net income allocable to our common shareholders was $528.3 million or $3.00 per diluted common share, compared to $603.4 million or $3.42 per diluted common share for the same period in 2022, representing a decrease of $75.1 million or $0.42 per diluted common share. The decrease is due primarily to (i) a $102.8 million decrease in foreign currency exchange gains primarily associated with our Euro denominated notes payable and (ii) a $39.0 million decrease in equity in earnings of unconsolidated real estate entities due to the sale of our equity investment in PSB in July 2022, partially offset by (iii) a $63.1 million increase in self-storage net operating income.
The $63.1 million increase in self-storage net operating income in the three months ended June 30, 2023 as compared to the same period in 2022 is a result of a $41.4 million increase attributable to our Same Store Facilities and a $21.7 million increase attributable to our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 6.3% or $51.1 million in the three months ended June 30, 2023 as compared to the same period in 2022, due primarily to higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 5.2% or $9.7 million in the three months ended June 30, 2023 as compared to the same period in 2022, due primarily to increased property tax expense and marketing expense. The increase in net operating income of $21.7 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and 2022 and the fill-up of recently developed and expanded facilities.
Operating Results for the Six Months Ended June 30, 2023
For the six months ended June 30, 2023, net income allocable to our common shareholders was $995.8 million or $5.65 per diluted common share, compared to $1,067.5 million or $6.05 per diluted common share for the same period in 2022, representing a decrease of $71.7 million or $0.40 per diluted common share. The decrease is due primarily to (i) a $165.1 million decrease in foreign currency exchange gains primarily associated with our Euro denominated notes payable and (ii) a $76.4 million decrease in equity in earnings of unconsolidated real estate entities due to our sale of PSB in July 2022, partially offset by (iii) a $155.2 million increase in self-storage net operating income and (iv) a $23.4 million increase in interest and other income.
The $155.2 million increase in self-storage net operating income in the six months ended June 30, 2023 as compared to the same period in 2022 is a result of a $105.7 million increase attributable to our Same Store Facilities and a $49.5 million increase attributable to our Non-Same Store Facilities. Revenues for the Same Store Facilities increased 8.0% or $126.5 million in the six months ended June 30, 2023 as compared to the same period in 2022, due primarily to higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 5.4% or $20.7 million in the six months ended June 30, 2023 as compared to the same period in 2022, due primarily to increased property tax expense, repairs and maintenance expenses, marketing expense, and other direct property costs. The increase in net operating income of $49.5 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and 2022 and the fill-up of recently developed and expanded facilities.
Funds from Operations
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended June 30, 2023, FFO was $4.29 per diluted common share as compared to $4.58 for the same period in 2022, representing a decrease of 6.3%.
For the six months ended June 30, 2023, FFO was $8.24 per diluted common share, as compared to $8.41 in the same period in 2022, representing a decrease of 2.0%.

We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of contingency resolution, due diligence costs incurred in pursuit of strategic transactions, unrealized gain on private equity investments, and our equity share of deferred tax benefits of a change in tax status and severance of a senior executive from our equity investees. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.
The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Percentage Change	2023	2022	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$528,259	$603,381	(12.5)%	$995,847	$1,067,505	(6.7)%
Eliminate items excluded from FFO:
Depreciation and amortization	220,971	217,373		440,758	438,168
Depreciation from unconsolidated real estate investments	9,155	17,566		17,684	34,386
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,732)	(1,533)		(3,205)	(3,190)
Gains on sale of real estate investments, including our equity share from investments	(72)	(29,306)		(72)	(53,184)
FFO allocable to common shares	$756,581	$807,481	(6.3)%	$1,451,012	$1,483,685	(2.2)%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange loss (gain)	1,096	(101,723)		27,956	(137,100)
Other items	(4,093)	(1,781)		(6,226)	766
Core FFO allocable to common shares	$753,584	$703,977	7.0%	$1,472,742	$1,347,351	9.3%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$3.00	$3.42	(12.3)%	$5.65	$6.05	(6.6)%
Eliminate amounts per share excluded from FFO:
Depreciation and amortization	1.29	1.32		2.59	2.66
Gains on sale of real estate investments, including our equity share from investments	—	(0.16)		—	(0.30)
FFO per share	$4.29	$4.58	(6.3)%	$8.24	$8.41	(2.0)%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange loss (gain)	0.01	(0.58)		0.16	(0.78)
Other items	(0.02)	(0.01)		(0.04)	0.01
Core FFO per share	$4.28	$3.99	7.3%	$8.36	$7.64	9.4%
Exclude the contribution from our equity investment in PS Business Parks, Inc. to Core FFO per share	—	(0.15)		—	(0.30)
Core FFO per share, excluding the impact of PS Business Parks, Inc.	$4.28	$3.84	11.5%	$8.36	$7.34	13.9%

Diluted weighted average common shares	176,212	176,312		176,181	176,325

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2021. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2021, 2022, and 2023 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,344 facilities (155.2 million net rentable square feet) that represent approximately 75% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2023 (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Percentage Change	2023	2022	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$836,124	$788,684	6.0%	$1,655,058	$1,535,817	7.8%
Late charges and administrative fees	28,381	24,738	14.7%	56,615	49,393	14.6%
Total revenues	864,505	813,422	6.3%	1,711,673	1,585,210	8.0%

Direct cost of operations (a):
Property taxes	77,211	74,504	3.6%	153,895	147,562	4.3%
On-site property manager payroll	31,514	30,575	3.1%	64,044	62,320	2.8%
Repairs and maintenance	14,665	13,679	7.2%	32,676	29,588	10.4%
Utilities	10,067	10,611	(5.1)%	22,633	22,561	0.3%
Marketing	14,469	9,086	59.2%	30,022	20,805	44.3%
Other direct property costs	22,073	20,911	5.6%	45,297	41,641	8.8%
Total direct cost of operations	169,999	159,366	6.7%	348,567	324,477	7.4%
Direct net operating income (b)	694,506	654,056	6.2%	1,363,106	1,260,733	8.1%
Indirect cost of operations (a):
Supervisory payroll	(8,502)	(9,059)	(6.1)%	(17,700)	(18,979)	(6.7)%
Centralized management costs	(15,211)	(14,440)	5.3%	(31,108)	(31,203)	(0.3)%
Share-based compensation	(2,731)	(3,880)	(29.6)%	(5,870)	(7,868)	(25.4)%
Net operating income (c)	$668,062	$626,677	6.6%	$1,308,428	$1,202,683	8.8%

Gross margin (before indirect costs, depreciation and amortization expense)	80.3%	80.4%	(0.1)%	79.6%	79.5%	0.1%

Gross margin (before depreciation and amortization expense)	77.3%	77.0%	0.4%	76.4%	75.9%	0.7%

Weighted average for the period:
Square foot occupancy	93.7%	95.7%	(2.1)%	93.5%	95.6%	(2.2)%
Realized annual rental income per (d):
Occupied square foot	$22.99	$21.23	8.3%	$22.82	$20.69	10.3%
Available square foot	$21.54	$20.32	6.0%	$21.33	$19.79	7.8%
At June 30:
Square foot occupancy				93.2%	94.8%	(1.7)%
Annual contract rent per occupied square foot (e)				$23.34	$21.80	7.1%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See attached reconciliation of self-storage NOI to net income.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Property Operations – Non-Same Store Facilities
In addition to the 2,344 Same Store Facilities, we have 544 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2021 or that we did not own as of January 1, 2021, including 322 facilities that were acquired, 49 newly developed facilities, 87 facilities that have been expanded or are targeted for expansion, and 86 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our June 30, 2023 Form 10-Q.
Investing and Capital Activities
During the three months ended June 30, 2023, we closed the acquisition of eleven self-storage facilities (seven in South Carolina and one each in Florida, Massachusetts, North Carolina, and Virginia) with 0.9 million net rentable square feet for $144.0 million. During the six months ended June 30, 2023, we closed the acquisition of 16 self-storage facilities (seven in South Carolina, two each in Florida and Virginia, and one each in Idaho, Kentucky, Massachusetts, Michigan, and North Carolina) with 1.2 million net rentable square feet for $190.8 million.
On July 24, 2023, we entered into a definitive agreement with BREIT to acquire BREIT Simply Storage LLC, a self-storage company that owns and operates 127 self-storage facilities (9.4 million square feet) and manages 25 self-storage facilities (1.8 million square feet) for third parties, for a cash acquisition price of $2.2 billion. The 127 wholly-owned facilities are geographically diversified across 18 states and located in markets with population growth that has been approximately double the national average since 2018. Approximately 65% of the facilities are located in high-growth Sunbelt markets. The acquisition, which is subject to the satisfaction of customary closing conditions, is currently expected to close in the third quarter of 2023.

Subsequent to June 30, 2023, we acquired or were under contract to acquire eleven self-storage facilities across six states with 0.8 million net rentable square feet, for $118.2 million.
During 2021, we acquired a portfolio of 48 properties (4.1 million net rentable square feet) operated under the brand name of ezStorage for $1.8 billion. As of June 30, 2023, we have completed the expansion projects on four facilities of this portfolio for $26.4 million, adding 169,000 net rentable square feet of storage space. These facilities generated revenues of $51.7 million, NOI of $40.4 million (including Direct NOI of $41.7 million), and average square footage occupancy of 85.7% for the six months ended June 30, 2023.
During 2021, we acquired a portfolio of 56 properties (7.5 million net rentable square feet) operated under the brand name of All Storage for $1.5 billion. These facilities generated revenues of $43.1 million, NOI of $27.4 million (including Direct NOI of $28.9 million), and average square footage occupancy of 78.6% for the six months ended June 30, 2023.

During the three months ended June 30, 2023, we completed various expansion projects (0.2 million net rentable square feet in California) costing $19.1 million. During the six months ended June 30, 2023, we opened three newly developed facilities and completed various expansion projects (0.6 million net rentable square feet – 0.2 million in California and 0.1 million each in Florida, Maryland, New Jersey, and Pennsylvania) costing $84.4 million. At June 30, 2023, we had various facilities in development (2.5 million net rentable square feet) estimated to cost $554.0 million and various expansion projects (2.3 million net rentable square feet) estimated to cost $473.0 million. Our aggregate 4.8 million net rentable square foot pipeline of development and expansion facilities includes 1.5 million in California, 0.9 million in Texas, 0.4 million in Nevada, 0.3 million each in Arizona, Florida, Hawaii, and Maryland, 0.2 million in Washington, and 0.6 million in other states. The remaining $577.0 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.
In connection with the Simply Acquisition, on July 24, 2023, we completed a public offering of $400 million, $500 million, $700 million, and $600 million aggregate principal amount of unsecured senior notes bearing interest at an annual rate of Compounded SOFR + 0.60% (reset quarterly), 5.125%, 5.100%, and 5.350%, respectively, and maturing on July 25, 2025, January 15, 2029, August 1, 2033, and August 1, 2053, respectively.
Distributions Declared
On August 2, 2023, our Board of Trustees declared a regular common quarterly dividend of $3.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 28, 2023 to shareholders of record as of September 13, 2023.
Outlook for the Year Ending December 31, 2023
Set forth below are our current expectations with respect to full year 2023 Core FFO per share and certain underlying assumptions including the proposed Simply Acquisition and the issuance of $2.2 billion of U.S. Dollar denominated unsecured senior notes on July 24, 2023. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2023 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2023 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.

	Guidance Ranges for 2023
	Low	High
	($ amounts in thousands, except per share data)
Same Store:
Revenue growth	3.25%	5.00%
Expense growth	4.75%	6.75%
Net operating income growth	2.20%	5.10%

Acquisitions	$2,600,000
Development openings	$375,000
Non-Same Store net operating income	$555,000	$565,000
Ancillary net operating income	$169,000	$172,000
General and administrative expense	$100,000	$106,000
Interest expense	$200,000
Preferred dividends	$195,000
Capital expenditures	$450,000

Core FFO per share	$16.40	$16.80
Core FFO per share growth from 2022 Core FFO per share	3.0%	5.5%
Core FFO per share growth from 2022 Core FFO per share, excluding the impact of PS Business Parks, Inc.	5.2%	7.8%

Incremental Non-Same Store NOI to stabilization (2024 and beyond)	$190,000

Second Quarter Conference Call
A conference call is scheduled for August 3, 2023 at 9:00 a.m. (PT) to discuss the second quarter earnings results.  The domestic dial-in number is (800) 579-2543, and the international dial-in number is (785) 424-1789 (conference ID number for either domestic or international is PSAQ223). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through August 10, 2023 by calling (800) 938-2806 (domestic), (402) 220-9034 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At June 30, 2023, we had: (i) interests in 2,888 self-storage facilities located in 40 states with approximately 206 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 266 self-storage facilities located in seven Western European nations with approximately 15 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the second quarter of 2023, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2023 outlook and all underlying assumptions, our expected acquisition, disposition, development, and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, expectations regarding the impacts from inflation and a potential future recession, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates, and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2023 and in our other filings with the SEC. These include changes in demand for our facilities, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from the COVID-19 Pandemic, international military conflicts, or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, adverse impacts to us and our customers from inflation, unfavorable foreign currency rate fluctuations, changes in federal or state tax laws related to the taxation of REITs, security breaches, including ransomware, or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenues:
Self-storage facilities	$1,056,120	$973,286	$2,088,304	$1,890,301
Ancillary operations	63,650	58,759	125,698	115,189
	1,119,770	1,032,045	2,214,002	2,005,490

Expenses:
Self-storage cost of operations	257,678	237,989	526,293	483,483
Ancillary cost of operations	22,202	17,210	41,878	32,725
Depreciation and amortization	222,133	218,708	443,783	440,836
General and administrative	25,434	28,831	50,978	51,900
Interest expense	38,079	32,941	74,180	66,065
	565,526	535,679	1,137,112	1,075,009

Other increases (decreases) to net income:
Interest and other income	18,452	10,279	37,086	13,658
Equity in earnings of unconsolidated real estate entities	9,565	48,525	15,560	91,949
Foreign currency exchange (loss) gain	(1,096)	101,723	(27,956)	137,100
Net income	581,165	656,893	1,101,580	1,173,188
Allocation to noncontrolling interests	(3,136)	(3,043)	(5,843)	(5,395)
Net income allocable to Public Storage shareholders	578,029	653,850	1,095,737	1,167,793
Allocation of net income to:
Preferred shareholders – distributions	(48,673)	(48,673)	(97,351)	(97,038)
Restricted share units	(1,097)	(1,796)	(2,539)	(3,250)
Net income allocable to common shareholders	$528,259	$603,381	$995,847	$1,067,505

Per common share:
Net income per common share – Basic	$3.01	$3.44	$5.68	$6.09
Net income per common share – Diluted	$3.00	$3.42	$5.65	$6.05
Weighted average common shares – Basic	175,484	175,229	175,428	175,200
Weighted average common shares – Diluted	176,212	176,312	176,181	176,325

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
ASSETS	(Unaudited)

Cash and equivalents	$651,665	$775,253
Real estate facilities, at cost:
Land	5,315,098	5,273,073
Buildings	19,365,416	18,946,053
	24,680,514	24,219,126
Accumulated depreciation	(8,966,878)	(8,554,155)
	15,713,636	15,664,971
Construction in process	449,931	372,992
	16,163,567	16,037,963

Investments in unconsolidated real estate entities	276,778	275,752
Goodwill and other intangible assets, net	212,022	232,517
Other assets	256,294	230,822
Total assets	$17,560,326	$17,552,307

LIABILITIES AND EQUITY

Notes payable	$6,894,167	$6,870,826
Accrued and other liabilities	507,588	514,680
Total liabilities	7,401,755	7,385,506

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 at December 31, 2022) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,492,886 shares issued and outstanding (175,265,668 shares at December 31, 2022)	17,549	17,527
Paid-in capital	5,940,945	5,896,423
Accumulated deficit	(167,404)	(110,231)
Accumulated other comprehensive loss	(75,146)	(80,317)
Total Public Storage shareholders’ equity	10,065,944	10,073,402
Noncontrolling interests	92,627	93,399
Total equity	10,158,571	10,166,801
Total liabilities and equity	$17,560,326	$17,552,307

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
FFO allocable to common shares	$756,581	$807,481	$1,451,012	$1,483,685
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	11,485	15,292	12,398	18,646
Foreign currency exchange loss (gain)	1,096	(101,723)	27,956	(137,100)
Less: Capital expenditures in real estate facilities	(100,804)	(114,214)	(194,544)	(205,558)
FAD (a)	$668,358	$606,836	$1,296,822	$1,159,673
Distributions paid to common shareholders	$526,478	$350,225	$1,052,869	$700,394
Distribution payout ratio	78.8%	57.7%	81.2%	60.4%
Distributions per common share	$3.00	$2.00	$6.00	$4.00
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Self-storage revenues for:
Same Store Facilities	$864,505	$813,422	$1,711,673	$1,585,210
Acquired facilities	98,575	77,085	193,797	146,388
Newly developed and expanded facilities	64,705	56,177	126,736	107,261
Other non-same store facilities	28,335	26,602	56,098	51,442
Self-storage revenues	1,056,120	973,286	2,088,304	1,890,301

Self-storage cost of operations for:
Same Store Facilities	196,443	186,745	403,245	382,527
Acquired facilities	31,836	26,597	64,715	50,814
Newly developed and expanded facilities	19,235	16,230	38,588	32,680
Other non-same store facilities	10,164	8,417	19,745	17,462
Self-storage cost of operations	257,678	237,989	526,293	483,483

Self-storage NOI for:
Same Store Facilities	668,062	626,677	1,308,428	1,202,683
Acquired facilities	66,739	50,488	129,082	95,574
Newly developed and expanded facilities	45,470	39,947	88,148	74,581
Other non-same store facilities	18,171	18,185	36,353	33,980
Self-storage NOI (a)	798,442	735,297	1,562,011	1,406,818
Ancillary revenues	63,650	58,759	125,698	115,189
Ancillary cost of operations	(22,202)	(17,210)	(41,878)	(32,725)
Depreciation and amortization	(222,133)	(218,708)	(443,783)	(440,836)
General and administrative expense	(25,434)	(28,831)	(50,978)	(51,900)
Interest and other income	18,452	10,279	37,086	13,658
Interest expense	(38,079)	(32,941)	(74,180)	(66,065)
Equity in earnings of unconsolidated real estate entities	9,565	48,525	15,560	91,949
Foreign currency exchange (loss) gain	(1,096)	101,723	(27,956)	137,100
Net income on our income statement	$581,165	$656,893	$1,101,580	$1,173,188

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.